EXHIBIT 21

SUBSIDIARIES OF NBC CAPITAL CORPORATION

Subsidiary	Jurisdiction Or Organization	Business	% Ownership	Holder of Outstanding Stock
National Bank of Commerce	United States/National Bank	Financial Institution	100%	NBC Capital Corporation

Enterprise Bancshares, Inc.	Tennessee	Bank Holding Company	100%	NBC Capital Corporation

Enterprise National Bank	United States/National Bank	Financial Institution	100%	Enterprise Bancshares, Inc.

Galloway-Chandler-McKinney Insurance Agency, Inc.	Mississippi	Insurance Agency	100%	National Bank of Commerce

NBC Service Corporation	Mississippi	Insurance	100%	National Bank of Commerce

NBC Insurance Services of Alabama, Inc.	Alabama	Insurance	100%	National Bank of Commerce

Commerce National Insurance Co.	Mississippi	Credit Life Insurance	79%	NBC Service Corporation

NBC Capital Corporation (MS) Statutory Trust I (See Note 1)	Connecticut	Business Trust	100%	NBC Capital Corporation

Enterprise (TN) Statutory Trust I (See Note 1)	Connecticut	Business Trust	100%	NBC Capital Corporation

Note 1: Both NBC Capital Corporation (MS) Statutory Trust I and Enterprise (TN) Statutory Trust I are Connecticut Business Trust formed for the sole purpose of issuing trust preferred securities. These entities are variable interest entities and in accordance with FASB Interpretation No. 46 (“FIN 46”), are not included in the Consolidated Financial Statements of the Company. Also, they do not meet the significant subsidiary test of Regulation S-X of the Securities and Exchange Commission; therefore, separate financial statements for these entities are not included in the filing.